Form of

FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This [first] amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) novated as of September 30, 2021, by and between Investment Managers Series Trust II (“Trust”) and IMST Distributors, LLC (“Foreside”) is entered into as of ___________, 2021 (the “Effective Date”).

WHEREAS, Trust and Foreside (“Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of one Fund; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto which reflects the addition of: AXS Astoria Inflation Sensitive ETF.

3.	Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

INVESTMENT MANAGERS SERIES TRUST II		IMST DISTRIBUTORS, LLC

By:		By:
	Name/title		Mark Fairbanks, Vice President

EXHIBIT A

Fund	Effective Date
Cannabis Growth ETF	September 24, 2021
AXS Astoria Inflation Sensitive ETF	______________